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Set forth below are the transcript of a conference call and presentation made by management of Cytyc Corporation and Hologic, Inc. on Monday, May 21, 2007 at 8:30 a.m. (Eastern).

Hologic, Inc. and Cytyc Corporation to Merge

May 21, 2007

Corporate Speakers
• Patrick Sullivan	Cytyc Corporation	Chairman, President, CEO
• Jack Cumming	Hologic, Inc.	Chairman, CEO
• Glenn Muir	Hologic, Inc.	EVP, CFO
• Tim Adams	Cytyc Corporation	SVP, CFO
• Rob Cascella	Hologic	President, COO

Participants
• Tycho Peterson	JPMorgan	Analyst
• Tom Gunderson	Piper Jaffray	Analyst
• Amit Bhalla	Citigroup	Analyst
• Victor Gasensen	Morgan Stanley	Analyst
• Amit Hazan	CIBC World Markets	Analyst
• Eric Lo	Banc of America Securities	Analyst
• Jayson Bedford	Raymond James	Analyst
• Emily Johnson	WR Hambrecht	Analyst

PRESENTATION

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Hologic, Inc., and Cytyc Corporation conference call to discuss the merger announced yesterday. As a reminder, this conference is being recorded.

Before we begin, Hologic and Cytyc have asked me to read the following Safe Harbor statement on their behalf.

During this presentation, each of Hologic and Cytyc will make certain forward-looking statements relating to the transaction and the prospects of Hologic, Cytyc, and the pro forma combined entity.

Such forward-looking statements include, but are not limited to, statements about the timing of the completion of the transaction; the anticipated benefits of the business combination transaction involving Hologic and Cytyc, including future financial and operating results; the expected permanent financing for the transaction; the combined Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts.

Hologic and Cytyc caution listeners that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in forward-looking information.

These include risks and uncertainties relating to the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the parties may be unable to complete the transaction because conditions to the closing of the transaction may not be satisfied; the risk that the business may not be integrated successfully; the transaction may involve unexpected costs or unexpected liabilities; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruptions from the transaction making it more difficult to maintain relationships with the customers, employees, or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; the need to develop new products and adapt to significant technology change; implementation of strategies for improving internal growth; use and protection of intellectual property; dependence on customer capital spending policies and government funding policies, including third-party reimbursement; realization of potential future savings from the new product to the [B] initiative; general world-wide economic conditions and related uncertainties; future legislation, regulatory or tax changes, as well as other economic, business, and/or competitive factors; and the effect of exchange rate fluctuations on international operations.

In addition, the transaction will require the combined companies to obtain significant financing.

While Hologic has obtained a commitment to obtain such financing, including a bridge to the permanent financing contemplated in the press release, the combined Company’s liquidity and results of operation could be materially adversely affected if such financing is not available on favorable terms.

Moreover, the substantial leverage resulting from such financing will subject the combined Company’s business to additional risks and uncertainties. The risks included above are not exhaustive.

The annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K, and other documents Hologic and Cytyc have filed with the SEC contain additional factors that could impact the combined Company’s business and financial performance.

The parties expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the party’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

With the Safe Harbor complete, let’s begin.

Ladies and gentlemen, Mr. Patrick Sullivan, Chairman, President and Chief Executive Officer of Cytyc. Please go ahead, sir.

Patrick Sullivan: Thank you, operator, and good morning, everyone. Thank you for joining us on the call today.

I’m Pat Sullivan, Chairman, President, and CEO of Cytyc.

Joining me on the call this morning from Hologic is Jack Cumming, Chairman and CEO, Glenn Muir, Executive Vice President and CFO, Rob Cascella, President and COO and Tim Adams, CFO of Cytyc.

This is a very exciting day for Cytyc. Together with Hologic, we are creating a global leader in women’s health, focused on every point in a woman’s life cycle.

In many respects, this combination has been a long time in the making, given our close geographic proximity, since we’re only 15 miles apart.

Also, we are both focused and dedicated to providing best-in-class products for women’s health needs. Over the years, we have looked for ways to work more closely together.

When Hologic approached us several months ago, things heated up and the obvious benefits of the combination made this a logical next step in the evolution of our companies.

Hologic and Cytyc share a very similar culture and a strong commitment to developing best-in-class products and solutions geared toward earlier and better detection, improved diagnosis, less invasive treatments, and ultimately improved clinical outcomes for women’s health conditions.

This combination builds on the already-solid foundation of both companies with multiple platforms to drive future growth.

These platforms include an expanded product portfolio encompassing some of the largest and most-trusted women’s healthcare brands.

We have comprehensive sales channels, an ability to leverage our OBGYN channel, significant cross-selling opportunities, and enhanced international presence.

We believe that the combined Company will be a market share leader in its product lines.

And when you add to that a proven management team with a demonstrated track record of value creation, backed by our dedicated team of associates, you’ve really got a winning combination.

And it also doesn’t hurt that we expect the transaction to be accretive to our adjusted earnings per share in the first full year after close and significantly more accretive thereafter.

As you can see on slide four, we will present a comprehensive women’s health platform with best-in-class products.

Hologic will be one of the largest companies in the world focused exclusively on advanced technology in women’s health and we’ll have a product portfolio that encompasses some of the largest and most trusted women’s healthcare brands, such as ThinPrep, Lorad, NovaSure, Suros ATEC, Discovery, FullTerm, R2 and MammoSite.

Under the terms of the agreement, Cytyc shareholders will receive 0.52 shares of Hologic common stock and $16.50 in cash for each share of Cytyc common they own. This provides an approximately 33% premium based on the companies’ Friday’s stock price.

This consideration provides our shareholders with solid value today, as well as an opportunity to participate in the long-term prospects of this great Company.

Our team members will also benefit from being part of a larger, more diversified organization that is dedicated to their success.

Given the complementary nature of our businesses, we expect to realize the benefits of this transaction quickly and efficiently following the close.

I am looking forward to working with Jack and the new organization to achieve a seamless integration, so that we can take our companies to the next level.

I am very pleased and excited about this transaction and I have great confidence in the prospects for the combined Company. And, with that, I’d like to turn the call over to Jack.

Jack?

Jack Cumming: Well, thank you, Pat. This is a very exciting day for all of us.

Good morning, everyone, and thank you for attending this conference call to discuss the signing of a definitive agreement to combine Hologic and Cytyc.

I’ll briefly touch upon the highlights, while Glenn will provide further details on the specifics of the transaction, as well as initial guidance for fiscal 2008. We’ll then open up the call for questions.

Echoing some of what Pat has said, this combination is truly a natural fit, and it’s bringing together two leaders in women’s health.

Over 90% of our revenues come from products with number one market share. Both companies also have a long record of 20%-plus revenue and earnings growth and building shareholder value.

As we laid out for you in summary on slide six and seven, the immediate results of this strategic combination are expected to be just over $1.7 billion in revenues in fiscal ‘08 and combined adjusted earnings per share is expected to be in the range of $2.35 to $2.40.

Longer term, we expect the combined business will realize strong growth and profitability through the continued success of core product lines, the leveraging of complementary products and technologies with expanded distribution, and the operational synergies made possible by the combination of two with extremely well-run companies with size, scale, and geographic scope required to build on this new and exciting franchise.

We look forward to offering integrated solutions that meet many of a woman’s medical needs throughout her life and setting the standard of care in our various product categories.

Our combined sales and service team will allow us to leverage our commercial strength across multiple physician specialties.

In addition, our broadened portfolio will also benefit from expanded international presence in over 125 countries.

The combined Company will be led by an experienced management team, backed by a dedicated group of world-wide associates that are recognized as one of the industry’s best service and support teams focusing exclusively on women’s health products.

Value creation — value creation is going to come from synergies, which we anticipate will increase market penetration, drive top-line and bottom-line growth, with significant accretion to the Company’s earnings.

And by leveraging each Company’s customer relationships and the combined Company’s comprehensive, integrative product and services portfolio, Hologic expects to drive cross-selling opportunities throughout the entire organization.

These relationships with new and existing customers are expected to drive increased penetration of key customer segments and enhance growth for all products.

Specifically, we believe the transaction’s compelling benefits will be achieved by — one, providing integrated solutions, from screening to diagnosis to therapy.

Two, leveraging unmatched sales channel access across women’s healthcare markets.

Three, building a stronger, broader Company with a worldwide franchise and enhancing shareholder value by providing a platform for long-term revenue growth, cash-flow enhanced margins and EPS expansion.

As you’ll see on slide eight, the combination of Hologic and Cytyc will encompass a portfolio of some of the largest and most-trusted healthcare brands, with number one market share, such as Lorad Mammography, ThinPrep, NovaSure, Suros, MammoSite, R2, Discovery, Adeza FullTerm and Adiana.

Additionally, we have a robust pipeline with products such as tomosynthesis and Gestiva. The breadth of our combined market-leading product lines provides the opportunity to offer integrated solutions for screening, diagnostics and therapeutics.

It will also open a pathway to additional growth markets where our rich history of technological innovation and customer support will drive increased market access.

In addition, our singular focus on women’s health, coupled with a broadened product line, will positively impact partnering opportunities. We expect to become the partner of choice for private and smaller companies.

On the next slide, which is slide nine, you will see — as the phone is ringing — we’ll wait to see who’s on the phone. Let me continue.

On slide nine, you’re going to see that by combining Hologic and Cytyc, and these are important things to think about, we will be able to offer a comprehensive women’s health solution.

I’m going to repeat that, because I think this is critical to how this Company is going to be perceived long-term and the benefits that we will deliver.

We’re going to be able to offer a comprehensive women’s health solution in the form of a product portfolio that addresses critical screening, diagnostic and treatment needs, including breast cancer, cervical cancer, menorrhagia, osteoporosis, contraception, pre-term delivery, permanent contraception, endometriosis and less-invasive approaches to tissue extraction and radiation treatments.

Of key importance is the complementary nature of our best-in-class technologies and the advantages that will accrue from the significantly expanded channel coverage in the U.S. and our enhanced presence internationally.

We’ll be in a better position to deliver our message of unique product line benefits to drive utilization with radiologists, breast surgeons, and radiation oncologists for breast biopsy systems, patient-positioning systems, and breast irradiation technologies in order to provide solutions over the entire breast health continuum.

Furthermore, with our strong presence in gynecology, we are positioned to drive utilization of our screening, diagnostic, and therapeutic technologies from the point of patient entry into the healthcare system.

Through our enhanced channel coverage of more than 425 sales associates in the U.S. alone, we’ll increase our reach and frequency with key influencers in the product buying cycle.

And on a regular basis, we’ll have multiple touch points with OBGYNs, primary care physicians, radiologists, mammographers, technologists, breast surgeons, and radiation oncologists.

In addition, we will now have a compellingly strong service presence, to be leveraged with the growing installed base of the combined product offerings, generating increasing revenues and profitability as field resources are more fully utilized.

Moving to slide 11, our international infrastructure will grow dramatically, with a total direct support team of over 200 associates working from offices in the U.K., France, Germany, Switzerland, Belgium, Italy, Hong Kong, Japan, and Australia.

Complementing our direct sales and service team are over 150 valued distributors with extensive sales and service experience supporting over 125 countries.

Today, approximately 15% of Hologic’s and Cytyc’s combined revenues are generated internationally.

In summary, the new Hologic is a strategic combination with long-term goals of driving market growth through a combination of advanced technology and comprehensive sales channel coverage, achieving and retaining the number one market position in major areas of women’s healthcare, continuing 20% revenue and earnings growth, and developing additional best-in-class products that provide earlier and better detection, improved diagnosis, less-invasive treatment, all this leading to better outcomes for women.

Before we move on, I’d like to speak briefly about corporate governance for the new Company. We have a truly solid management and support team at the Company that would hit the ground running.

My esteemed colleague and friend, Pat Sullivan, will be the Company’s Chairman, and I will be taking on the role of Chief Executive Officer.

The new Board of Directors will be comprised of 11 members, six nominated by Hologic and five by Cytyc.

Hologic will remain in its headquarters in Bedford and Cytyc’s offices in Marlborough, Massachusetts.

This kind of transaction would normally trigger a change in control agreement for Glenn, Rob, and myself.

However, we have agreed to waive that condition, as we are excited about the prospect of working together and truly believe in the merits of this transaction.

And now I’ll turn the call over to Glenn to discuss the pertinent details of the transaction and provide some insight into our vision of the future performance of the combined companies.

Glenn?

Glenn Muir: Thanks, Jack. Looking at the transaction overview, as we said, Cytyc’s shareholders will receive 0.52 shares of Hologic common stock and $16.50 in cash for each share of Cytyc common stock they own.

Based on the Companies closing stock prices on May 18, 2007, this represents $46.46 per share of consideration to be received by Cytyc’s shareholders for a premium of approximately 33% to Friday’s close, for a total consideration of approximately $6.2 billion.

Hologic has secured fully committed debt financing for the cash portion of the consideration from Goldman Sachs and plans to issue permanent financing for the transaction around closing through a combination of pre-payable debt and equity-linked financing.

This transaction is expected to be accretive to Hologic’s adjusted EPS in the first year after closing and I’ll talk more about this shortly.

As indicated in the press release, the transaction is subject to approval by shareholders of both companies, as well as customary closing conditions and anti-trust clearance, including Hart-Scott and various country filings.

The transaction does not include a financing condition, and we expect to close in the third calendar quarter of 2007.

Turning to the next slide, the combination not only makes good strategic sense, there is a powerful financial rationale behind it, as well.

The combination provides us multiple platforms to drive top and bottom-line growth, such as access to new channels with existing products and combined infrastructure to provide greater operating leverage.

We expect to not only diversify our revenue base, but to also enhance it. For instance, many of the physicians who used our breast cancer products are the same across both companies, allowing us to not just add new customers to our combined base, but also accelerating adoption of new and existing products.

Unlike many combinations you’d see in various industries, we’re located less than 15 miles apart, which should provide us tremendous flexibility in the alignment of our operations, capitalizing on the numerous cross-selling opportunities for our two organizations, including leveraging the OBGYN channel, the enhanced international presence we will have in new product development, we expect to realize an additional $75 million in revenue over the next few years.

From an accretion standpoint, we expect this transaction will be more than $0.10 accretive to Hologic’s consensus adjusted earnings per share in the first full year after close and significantly more accretive thereafter.

I briefly mentioned our goal of rapid debt repayment and just wanted to stress this will have a beneficial impact on earnings growth beyond the first year.

Slide 16 — this slide highlights the balance and growth prospects of the combined Company. Hologic’s revenues on a last-quarter annualized basis is $724 million, of which almost 80% is from our mammography and breast care segment.

Cytyc annualized revenues are approximately the same as Hologic’s, $720 million. Just over one-half of Cytyc’s revenues are from the ThinPrep business.

As a combined Company, approximately one-half are in significant growth areas, such as digital mammography, NovaSure, FullTerm, and MammoSite.

We believe these products are at the beginning of their adoption cycle and will provide a diversified base of growth that we expect will continue over the next several years.

Slide 17. We feel the combined financial strength of the two companies is compelling.

If we looked only at historical results, taking the last reported quarter, March 2007, on an annualized basis, we get a combined Company with revenues of $1.44 billion, gross margins of 60%, and EBITDA of $436 million.

The EBITDA is especially compelling, as one of our financial goals is to quickly reduce the leverage of the Company, expected to be under 5.0 times debt to EBITDA at closing.

We estimate that roughly one-half of the combined EBITDA, or $250 million, can be used to repay debt in the first year alone, with further debt reduction increasing thereafter.

As we look forward, we see significant synergy opportunities.

By aligning assets to maximize efficiencies, leveraging our combined purchasing power, and consolidating administrative activities, we expect to realize $25 million to $30 million in cost savings within two years.

Additionally, we anticipate revenue enhancement from our expanded geographic reach, better penetration of new and existing markets and cross-selling initiatives of about $75 million within the first three years after the merger closes.

We anticipate achieving some $10 million of cost synergies in year one before merger-related expenses.

Hologic and Cytyc have track records of successfully executing on strategic transactions and we expect to realize the benefits of this combination quickly and efficiently.

Looking at our fiscal 2008 guidance on slide 19, we are estimating revenues just over $1.7 billion and adjusted earnings per share of $2.35 to $2.40.

This guidance reflects only $10 million of estimated cost synergies. Revenue synergies are not included in this guidance.

Adjusted earnings per share excludes the write-off and amortization of acquisition-related intangible assets and the related tax effect.

Longer term, looking out three to five years, we are expecting revenue growth of approximately 20% and adjusted earnings per share growth of over 20%. With that, I’d like to turn the call back to Jack.

Jack?

Jack Cumming: Thank you very much, Glenn.

The last slide here is a summary of basically looking at us as a global leader, and the points are pretty obvious — a comprehensive women’s healthcare product portfolio, expanded commercial capabilities and expansive U.S. sales channel coverage, over 425 salespeople, the service support of over 500 people in the United States alone, enhanced presence in key markets, platform, entry into new markets and opportunity to offer integrated solutions for screening, diagnostics and therapeutics.

Cytyc has been a great Company for many years and as a stand-alone Company would have many years ahead of it, producing good results, as would Hologic. But we believe, and that’s why we’re here today, that we’re better together.

The people at Hologic, and myself in particular, have always viewed Cytyc has kindred spirits, personally passionately focused on making a difference in women’s lives, and we believe together we can do even better.

And, with that, I will now open it up for questions. Operator?

QUESTION AND ANSWER SESSION

Operator: Thank you, Mr. Cumming. (OPERATOR INSTRUCTIONS)

And we will go first to Tycho Peterson of JPMorgan.

Tycho Peterson: Good morning. Congratulations.

Jack Cumming: Thank you, Tycho.

Patrick Sullivan: Thank you.

Tycho Peterson: Glenn, just a couple quick questions for housekeeping items to start off. Can you give us a sense of how we should think about amortization charges and interest and maybe a tax rate and share count going forward?

Glenn Muir: Sure, let me try to help out a little bit on that, Tycho. We’re annualizing the amortization of intangibles now.

We’ve had three very trusted advisers give us some guidance on that, with three very different numbers, so I’d like to try to provide you a very wide range, because we are having — it will take some time for us to narrow it down.

The purchase consideration, as we know, is $6.2 billion. There will be an in-process R&D charge. It’s not expected to be a large charge. Maybe it’s around 5% of the consideration. As I said, this is very rough guidance.

If we look then at the expected intangibles, they could be anywhere from $1.5 billion to maybe $2 billion. That would be the amount that would be written off over the period of time.

We’re looking at a period of somewhere between 10 to 15 years.

And I apologize, I know that’s a broad range. That’s what we’re looking at today. The bulk of the amount would really go to goodwill.

As you can see from Cytyc’s balance sheet, they clearly have some tangible assets, but the bulk would go to goodwill.

If we look at the interest expense for a moment, I don’t know if we’re prepared to give an exact answer. We’re looking at a blended interest rate on the debt, both a pre-payable component and also an equity-linked component of somewhere between 3% and 5% on a blended rate. That might help a little bit.

I would kind of caution, though, that we are expecting a pretty rapid debt paydown, so please to try to reflect that in your projections, as well.

And then, if I can, on the number of shares, I think when you look at Cytyc’s 115 million shares outstanding, you adjust it for their convertible debt that they have, converting into shares, and you take into account the dilutive effect of their stock options, you should come up with a number close to $133 million.

If you then apply the 0.52 conversion factor we’re talking to, on a full basis at the end of the deal, Hologic should have close to just under 125 million shares outstanding.

Tycho Peterson: Okay, that’s helpful. In terms of the deal, is there a breakup fee?

Patrick Sullivan: There is a breakup fee. It’s $150 million and $100 million, respectively.

Tycho Peterson: Okay, and then, Pat, just one or two quick questions on the business in terms of the pipeline.

If you could talk a little bit about the strategy and where we are on the development of Adiana on the female sterilization product in terms of timing, that would be incredibly helpful.

And then also, any metrics you can provide about the installed base for NovaSure would be great, too.

Patrick Sullivan: On the Adiana side, no real change from our conference call we just had. We expect to file the PMA with the FDA by the end of the second quarter and would be on track for an approval early next year.

Tim Adams: Yes, Tycho, this is Tim. We haven’t given out the numbers on the installed base on NovaSure, but as you saw from our Q1, it was growth of over 30% in Q1 versus last year.

For full year 2006, 175,000-plus procedures of NovaSure, so it continues to do extremely well for us.

Tycho Peterson: Terrific and thank you very much. Congratulations.

Patrick Sullivan: Thanks.

Operator: Your next question comes from the line of Tom Gunderson of Piper Jaffray.

Tom Gunderson: Hi, on the $75 million in opportunities by putting the two companies together over three years, that seems a little low to me.

I mean, if we just kind of back of the envelope look at you at something north of $2 billion in sales, three years from now we’re talking about 3.5% to 4%.

Can you give us some sense of what you expect three years from now your percentage of international sales to be?

Patrick Sullivan: Well, Tom, I think as you know, Hologic on their side have had about 25% of their sales internationally. We’ve had around 12%.

When you blend them together, it’s about 15%, and, as you know, most diagnostic/therapeutic companies have north of 25%, certainly closer to 30% or 40% internationally, and I think given our infrastructure that we will utilize to really leverage both product portfolios through internationally, I would expect that number to be significantly higher.

Tom Gunderson: So the structure of the international sales guy, he’ll have more of the overall products in his bag?

Patrick Sullivan: The plan would be to capitalize on our infrastructure internationally, as well as through the value distributors that Hologic has.

Tom Gunderson: Okay, and then just a quick clarification on breakup fee. You gave the high end, but is there anything to glean from the $50 million to $150 million and the $33 million to $100 million? What determines high or low on those?

Patrick Sullivan: It’s basically 2.5%, Tom.

Tom Gunderson: Okay, okay. And just a final question, and it’s just a number question, we’re at what level of debt? I think you said, I just want to check, $2.3 billion at closing, or just after?

Tim Adams: That would be correct, Tom.

Tom Gunderson: Okay, that’s it. Thank you.

Patrick Sullivan: Thanks, Tom.

Operator: And we will go next to Amit Bhalla of Citigroup.

Amit Bhalla: Hi, thanks for taking the question. A question for Jack, I guess just a simple one. Can you just talk about why you felt that now was the time to do this transaction? Thanks.

Jack Cumming: I would say that the stars were aligned. The fact is that we both had good quarters. The companies had gotten to know each other fairly well over the last several years. Pat and I have been talking I guess now for about two to three months about this and it began to heat up.

And when we looked forward at the things that we collectively were interested in and what we were doing and the complementary nature of the products, we thought this was probably the best time possible to do it.

Amit Bhalla: I guess just a follow-up, I guess with your discussion about call point synergies, can you be a little bit more definitive, give us some more examples of these call point synergies that you expect to come out of the combined entity?

Patrick Sullivan: I guess on our side, where we think there’s great synergies, at the OBGYN call point.

As you know, we now have, with the acquisition of Adeza, 230 OBGYN sales professionals calling on the obstetrician and gynecologist in their office and in the surgery center.

If you think about the parallel of mammography with our ThinPrep Imaging System, and ThinPrep, for that matter, we call on the OBGYNs to drive demand for our product at the laboratory ,and we look at the mammography business of Hologic very similarly, that the OBGYN is the source of the referral for women to go get their mammography.

And I think that there’s powerful combination in our OBGYN sales force with Hologic’s mammography business. And on the breast side, I guess, Jack, we’ve go at lot of synergies there.

Jack Cumming: Yes, I would echo that, Pat ,and certainly to the breast surgeons, that’s a great play for both companies, and that combined selling the MammoSite product, the Suros product, will double the sales force overnight and be able to sell not only these products in the short-term, but in the long term, when we look at what our Company has in the development pipeline, we wanted to leverage Cytyc’s presence in breast surgery and also radiation oncology, with products targeting both the treatment and the therapy.

So rather than us having to build an entire infrastructure of sales focused at that, we now take the benefit of Cytyc’s sales force that has been out there and is very experienced.

Amit Bhalla: And just lastly, you mentioned $75 million of the enhanced revenue, but none of that is in your 2008 guidance for the combined entity.

Can you give us a sense of how that is going to build over time? Thanks.

Patrick Sullivan: Yes, Amit, the $75 million was an indication of when we look out a few years, where we can get to on an annualized basis, and what we wanted to do was try to provide some guidance early on that excluded the whole revenue benefit.

And that doesn’t mean that we aren’t expecting revenue benefit. We just aren’t prepared today to give that clarity on guidance and to what product lines it might pertain to and wanted to focus on really the cost synergies, which were easier to identify upfront.

Jack Cumming: Yes, let me add to that. I think that this clearly is a growth story, here, and that $75 million, I would say is a, it’s a conservative number.

It’s a number that is not taking fully into consideration the product pipeline that would again go through this extensive channel.

Certainly our goal is to surpass that, but knowing that you were going to specifically ask that question this morning, we had to have a number for you, Amit.

Amit Bhalla: All right, thanks a lot.

Operator: Your next question comes from the line of David Lewis with Morgan Stanley.

Victor Gasensen: Hello, this is actually [Victor Gasensen]. I’m calling for David. Just a few quick questions, with respect to cost synergies, is it safe to assume that most of it is going to come from G&A, rather than S&M?

Tim Adams: Hey, Victor, this is Tim. How are you?

I think the way you want to think about cost synergies, as Glenn had mentioned, aligning efficiencies and operations, so we have world-class manufacturing down in Costa Rica that is high volume, high quantity. There could be some opportunities there.

We have a best-in-class distribution center in Methuen, Mass, that had yielded us some significant savings in 2007 that we’re already seeing, and we think there are some opportunities to leverage that, as well.

This is a growing business, so I think we’re looking at how we scale the business from both process and technology.

You’ve heard Pat talk about that quite a bit historically, and just on the whole supply base, with a much larger Company volume purchasing power, I think there’s lots of different opportunities to become more efficient financially.

Patrick Sullivan: The other piece here is both companies have a service organization in the field that is servicing the Hologic products as well as the ThinPrep products in laboratories and mammography centers around the U.S., and I think there could be some ways to more efficiently or fully utilize the capacities of both of those service organizations.

Jack Cumming: We’re probably around 500 total in the U.S., and when you look at that combined with the call centers that we have, we’ll be much more efficient in servicing the customers and provide better service, and I think that will be a benefit to everybody.

Victor Gasensen: Okay, this is very helpful. And you touched on national infrastructure somewhat already.

Can you talk a little bit more how you plan to integrate the two businesses, separate entities, and the structure of the senior management team, basically the upper management team, how do you envision it?

Patrick Sullivan: Basically, the senior management team, I’m the Chairman of the Board of Hologic, Jack is the CEO and essentially all of my direct reports currently would report directly into Jack.

As a further note, both Dan Levangie is on the Board — would come on the board of Hologic once the transaction closes, so we’ll have two insiders on our side.

Victor Gasensen: Okay, all right, thanks a lot.

Operator: Your next question comes from the line of Amit Hazan with CIBC.

Amit Hazan: Hi, good morning. Just a couple questions for me left over. Number one, I suppose just to throw it out there and ask, since it sounds like it’s been going on for a couple of months, was this a competitive bidding process at all?

Patrick Sullivan: Amit, Jack and I, we’ve known each other for a long time, and we know the women’s healthcare market very well.

We conducted extensive due diligence. We worked with our advisers throughout this entire process, and I’ve got to tell you, I can’t think of a better transaction for Cytyc.

It’s very good for our shareholders, both in the short term and in the long term. It’s good for our employees, and most importantly it’s good for physicians and the future of women’s health.

Amit Hazan: Okay, I think I understand that. And another question there is just was there a collar on the deal?

Patrick Sullivan: There is no collar on the deal.

Amit Hazan: Okay, great, and then just the last question, again, on the $75 million in incremental revenues. I think that the last bullet that you have on that is the penetration of new and existing markets.

Can you speak about that? I don’t think that’s the geographical one that you’re referring to. Can you refer specifically to what you’re talking about there?

Rob Cascella: Sure, this is Rob Cascella. There is a roadmap of products that both Hologic and Cytyc have, and there is immediate availability with our existing products on the Hologic side into markets that Cytyc has created and that they have distribution resources covering.

Longer term, there’s a roadmap of future development that takes us from therapy and treatment into areas that cover all of the Cytyc calling patterns, both breast surgeons, radiation oncologists and so on and so forth.

So there’s synergies that are immediately gained and longer-term there’s product development roadmap that is realized through the resources that Cytyc brings to the table.

Jack Cumming: I guess I would add, Rob, that the formative work that Cytyc has done with Proxima has been a wonderful addition and alternative to women being treated for breast cancer. And some of the products that we have had in our stable that we have begun to work on absolutely fit perfectly into what Cytyc has been doing.

And we see the combined R&D teams being able to bring these products to market at an accelerated level and also, quite frankly, being able to be driven by this extensive sales channel that Cytyc brings.

Amit Hazan: Great. Thanks, guys. Congratulations.

Jack Cumming: Thank you very much.

Operator: Your next question comes from the line of Eric Lo with Banc of America Securities.

Eric Lo: Good morning, guys. Most of my questions have already been answered, but one I do have is regarding the Cytyc products, can you talk a little bit about what the timing is in terms of launching outside the U.S.?

Patrick Sullivan: All of our products are available outside the United States, so are you referring to the Hologic products?

Eric Lo: Just in terms of the additional opportunities you’re referring to in terms of international markets?

Patrick Sullivan: Yes, just to give you a little sense of our international business, it’s about 12% of our revenues. The lion’s share of that is the ThinPrep pap test.

Principally, our business is split about two-thirds of it in Europe and about a third of it in Asia-Pacific.

We’re going through the process with the U.K. of completely converting to liquid-based cytology with the ThinPrep pap test and we expect to get about 60 to 70% market share in the U.K. market. We are expecting reimbursement in France on the ThinPrep side.

We also have some pretty significant growth opportunities in the U.K., Canada and Australia for our NovaSure product. And we’re really starting to make additional investments to grow that product as well.

Eric Lo: Okay, great. In terms of investments outside the U.S., in terms of your expansion plans, are you looking to add more salespeople, or are you going to go through primary (inaudible)?

Patrick Sullivan: Our sales model internationally on the Cytyc side is for the most part direct. We use distributors in certain countries around the world.

The biggest example is in China, where we have a distributor that consists of about 120 people and 80% to 90% of the sales for that distributor is our products, but we are mostly direct around the globe.

Eric Lo: Great, thank you.

Operator: Your next question comes from the line of Jayson Bedford with Raymond James.

Jayson Bedford: Hi, good morning. I just have a few quick questions. First, more definitional.

The incremental $75 million is synergistic revenue derived from the combined Company above and beyond kind of the natural growth of the independent companies.

Is that a fair way to look at that $75 million number?

Patrick Sullivan: Absolutely.

Jayson Bedford: Okay, after the obvious revenue synergies with NovaSure and Proxima, it seems to me the second-largest area of kind of immediate synergy could be the osteo business. Is the Cytyc sales force going to sell osteoporosis equipment into the OBGYN?

Glenn Muir: That’s being considered right now. We have a very small primary care sales group that specializes in selling into that market. What Cytyc has is basically full coverage in that market, so there is an opportunity that otherwise we would have to create on our own.

Jayson Bedford: Okay.

Glenn Muir: I think the other thing that you should look at when you look at products’ immediate synergy relative to such products is if we look at our Suros business in the breast biopsy market,

there are products that are currently available or under development that fit absolutely perfectly within the breast surgery market, and Cytyc has 50 reps, roughly, in that area.

And that is an area that thus far we have not touched.

In addition, there is a product roadmap that obviously takes years of development of products that we have that also fit within those markets, and those are the kinds of synergies that you don’t get the full sense of when you look at the incremental $75 million, because it is just coming to fruition following FDA and development efforts.

Jack Cumming: Jayson, you are correct, though, about the osteo market, and that is that the OBGYN salespeople for Cytyc would be great ambassadors of getting the story out because of the fact that the age-eligible women that should have osteoporosis screening do not, so consequently, if we can continue to get the word out, then we’ll drive utilization, and obviously that will help sales.

So we expect them to be a big part of this growth.

Jayson Bedford: Okay, great, and then just back to Rob’s comment on the breast line, the products under development, are those internal products or are those external?

Rob Cascella: Those are products that are under internal development. So that is in our current roadmap under the biopsy device group.

Jayson Bedford: Okay, lastly, obviously, guys, this is the largest acquisition for Hologic. Is there any additional infrastructure needs that will be required?

Jack Cumming: Actually, the beauty of it, there isn’t. We’ve got two well-managed companies with solid infrastructures. We’re looking to grow the companies. We have 200 open recs right now between both companies.

We’re hoping certainly now that we have a larger talent pool from both companies, we’d ask some of our folks to take on additional responsibilities and new challenges, so I think it’s going to be perfect for all of us and with the base that we have in service and sales, where you usually add infrastructure, the answer is no. It’s a perfect fit.

Jayson Bedford: Fair enough. Thanks, guys.

Jack Cumming: Thank you, Jayson.

Operator: And our final question comes from the line of Emily Johnson with WR Hambrecht.

Emily Johnson: Hi, guys. Congrats on the merger, and I just had one really quick question, because they were all answered. But in terms of a lockup agreement on the Cytyc side, any terms there, a period of time?

Tim Adams: You mean lockup for management?

Emily Johnson: Yes, for the insiders, that’s right, on the shares.

Tim Adams: On the shares, there’s not, but there are retention agreements that have been put in place by Jack or the senior management team and other senior managers to assure long-term continuity of our employees, but there’s no lockup on their shares.

Emily Johnson: No actual date. Okay. All right, thanks very much. That’s it.

Jack Cumming: Thank you, Emily.

Emily Johnson: Thanks.

Jack Cumming: We’d like to thank everybody for attending this conference call. I’ll end by saying a great day, again, a wonderful combination, better together than we are as a standalone. I’ll yield to Pat for final comments.

Patrick Sullivan: I think this is just a terrific day for Cytyc. It’s a new chapter in our development, and I can’t think of putting two women’s healthcare companies together.

There’s not a better combination in the industry, and it’s better to be together than it is apart, and I just think this is terrific for all of us. Thank you.

Operator: In addition to the final measures prepared in accordance with generally accepted accounting principles, GAAP, we use the non-GAAP financial measures adjusted EPS and EBITDA.

Adjusted EPS excludes the write-off and amortization of acquisitions, related intangible assets, and tax provision benefits related thereto.

EBITDA is defined as net earnings loss before interest, taxes, depreciation, and amortization expense. Neither adjusted EPS nor EBITDA is a measure of operating performance under GAAP.

We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts.

When analyzing our operating performance, investors should not consider these non-GAAP measures as a substitute for net income prepared in accordance with GAAP.

Hologic and Cytyc will file a joint proxy statement prospectus with the SEC in connection with the proposed merger.

Hologic and Cytyc urge investors and stockholders to read the joint proxy statement prospectus when it becomes available and any other relevant documents filed by either party with the SEC because they will contain important information.

Investors and stockholders will be able to obtain the joint proxy statement prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov.

In addition, documents filed with the SEC by Hologic will be available free of charge on the investor relations portion of the Hologic website at www.hologic.com.

Documents filed with the SEC by Cytyc will be available free of charge on the investor relations portion of he Cytyc website at www.cytyc.com.

Participants in the solicitation, Hologic and certain of the directors and executive officers may be deemed participants in the solicitation of the proxies from the stockholders of Hologic in connection with the merger.

The names of Hologic’s Directors and executive officers and a description of their interest in Hologic are set forth in the proxy statement for Hologic’s 2006 annual meeting of stockholders, which was filed with the SEC on January 25, 2007.

Cytyc and certain of its Directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger.

The names of Cytyc’s Directors and executive officers and a description of their interest in Cytyc is set forth in Cytyc’s annual report on Form 10-K/A for the fiscal year ended December 31, 2006, which was filed with the SEC on April 30, 2007.

Investors and stockholders can obtain more detailed information regarding the direct and indirect interest of Hologic and Cytyc’s Directors and executive officers in the merger by reading the definitive joint proxy statement perspective when it becomes available.

This concludes today’s conference. Thank you for your participation, and you may disconnect at this time.

Creating a Global Leader in Women’s Healthcare Continuing a legacy of leading technology, innovation and rapid growth May 21, 2007

Disclaimer Regarding Forward-Looking
Statements
Information set forth in this presentation contains forward-looking statements, which involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the timing of the completion of the transaction, the anticipated benefits of the business combination transaction involving Hologic and Cytyc, including future financial and operating results, the expected permanent financing for the transaction, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. Hologic and Cytyc caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information.
These include risks and uncertainties relating to: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the parties may be unable to complete the transaction because conditions to the closing of the transaction may not be satisfied; the risk that the businesses will not be integrated successfully; the transaction may involve unexpected costs or unexpected liabilities; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; the need to develop new products and adapt to significant technological change; implementation of strategies for improving internal

Disclaimer Regarding Forward-Looking
Statements (continued)
growth; use and protection of intellectual property; dependence on customers' capital spending policies and government funding policies, including third-party reimbursement;
realization of potential future savings from new productivity initiatives; general worldwide economic conditions and related uncertainties; future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; and the effect of exchange rate fluctuations on international operations. In addition, the transaction will require the combined company to obtain significant financing. While Hologic has obtained a commitment to obtain such financing, including a bridge to the permanent financing contemplated in the presentation, the combined company’s liquidity and results of operations could be materially adversely affected if such financing is not available on favorable terms.
Moreover, the substantial leverage resulting from such financing will subject the combined company’s business to additional risks and uncertainties.  The risks included above are not exhaustive.  The annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Hologic and Cytyc have filed with the SEC contain additional factors that could impact the combined company’s businesses and financial performance.  The parties expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the parties’ expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information for Investors and
Stockholders
Hologic and Cytyc will file a joint proxy statement/prospectus with the SEC in connection with the proposed merger. HOLOGIC AND CYTYC URGE INVESTORS AND
STOCKHOLDERS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN
IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY
EITHER PARTY WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT
INFORMATION.
Investors and stockholders will be able to obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at
www.sec.gov. In addition, documents filed with the SEC by Hologic will be available free of charge on the investor relations portion of the Hologic website at www.hologic.com.
Documents filed with the SEC by Cytyc will be available free of charge on the investor relations portion of the Cytyc website at www.cytyc.com.

Participants in the Solicitation
Hologic, and certain of its directors and executive officers, may be deemed participants in the solicitation of proxies from the stockholders of Hologic in connection with the merger.
The names of Hologic’s directors and executive officers and a description of their interests in
Hologic are set forth in the proxy statement for Hologic’s 2006 annual meeting of stockholders, which was filed with the SEC on January 25, 2007. Cytyc, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. The names of Cytyc’s directors and executive officers and a description of their interests in Cytyc is set forth in Cytyc’s
Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which was filed with the SEC on April 30, 2007.  Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Hologic’s and Cytyc’s directors and executive officers in the merger by reading the definitive joint proxy statement/prospectus when it becomes available.

Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the non-GAAP financial measures "adjusted EPS"
and “EBITDA”. Adjusted EPS excludes the write-off and amortization of acquisition-related intangible assets, and tax provisions/benefits related thereto. EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. Neither adjusted EPS nor EBITDA is a measure of operating performance under GAAP.  We believe that the use of these non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts.  When analyzing our operating performance, investors should not consider these non-GAAP measures as a substitute for net income prepared in accordance with GAAP.

Patrick Sullivan Chairman, President and CEO of Cytyc Jack Cumming Chairman and CEO of Hologic Glenn Muir Chief Financial Officer of Hologic 1

Patrick Sullivan Chairman, President and CEO, Cytyc 2

Expanded Product Portfolio
Comprehensive Sales Coverage
Ability to Leverage OB/GYN Channel
Significant Cross-Selling Synergies
Enhanced International Presence
Creating a Global Leader in Women’s Healthcare
Market Share Leader in Major Product
Lines
Proven Management Team
Significant Cash Flow Generation
Accretive to Adjusted EPS
1
Within the
First Full Year After Close
Strategic Rationale
Combined Strengths
3
1
Adjusted EPS excludes the write-off and amortization of acquisition-related intangible assets, and related tax effect.

MultiCare
Stereotactic
Biopsy
Discovery
Osteoporosis
Screening
Selenia
Breast Cancer
Screening
MammoSite
Radiation
Therapy
ThinPrep Pap Test & Imaging System
Cervical Cancer Screening
NovaSure
Endometrial
Ablation
Adiana
Contraception
FullTerm - Adeza
Preterm Labor
Best-in-Class Solutions
in
Women’s Healthcare
Suros
Biopsy Systems
Comprehensive Women’s Healthcare Platform
4

Jack Cumming Chairman and CEO, Hologic 5

Powerful Strategic Logic
Largest sales and service organization focused on women’s healthcare in U.S.
Leverage commercial strengths across multiple physician specialties
Comprehensive Channel
Coverage
Significant combined expertise in developing and marketing products
Proven record of successfully executing strategic transactions
Proven Track Record
Driving revenue growth by capitalizing on increased scope and scale
Over 200 associates and 150 distribution partners supporting over 125 countries around the world
Enhanced International
Presence
Integrated solutions to meet medical needs throughout a woman’s life
Setting the standard of care in all product categories
Broad Product Portfolio
Leading women’s healthcare company with projected $1.7B+ sales in FY2008
Over 90% of total revenue from products with #1 market share in the U.S.
Creates Industry Leader
6

Powerful Financial Logic
$75M+ projected cross-selling opportunities to drive top-line growth
Projected cost savings of approximately $25M to $30M within two years
Significant Synergies
Balanced product revenue mix
Attractive mix of capital equipment and high margin recurring revenue
Enhanced Diversification
Approximately $450M of LQA EBITDA
Ability to reduce leverage quickly and generate incremental EPS growth
Strong Cash Flow
Multiple markets for long-term revenue and EPS growth
Dramatically enhanced margins and sustainable growth platforms
Solid Financial Profile
Estimated more than $0.10 accretive to adjusted EPS
1
within the first full
year after close and significantly accretive thereafter
Accretive Within the First
Full Year After Close
7
1
Adjusted EPS excludes the write-off and amortization of acquisition-related intangible assets, and related tax effect.

Solutions for Major Women’s Healthcare Issues
Helica
Unpenetrated
1 in 3
Gestiva
International
ThinPrep
Imaging System
International
Tomosynthesis
Suros Celero
Additional
Opportunities
Adiana
FullTerm Fetal
Fibronectin
Discovery
Sahara
NovaSure ThinPrep
Pap Test
Selenia
MultiCare
Suros ATEC
MammoSite
Combined
Offering
High Medium Low High Medium High
Market Growth
$100M $1B+ $400M $110M $2.5B+ $550M $1B
U.S. Market Size
1 in 4 1 in 2
Pregnancies
1 in 2 1 in 5 1 in 138 1 in 8
U.S. Women
Affected
Endometriosis
Permanent
Contraception
Preterm
Labor
Osteoporosis Menorrhagia
Cervical
Cancer
Breast
Cancer
International
NM NM #1 #1 #1 #1 #1
U.S. Market
Position
International
International
International
International
Source: Market research and company estimates.
8

Leveraging the OB/GYN Channel

Channel Access to Gatekeeper

- 230 OB/Gyn sales reps

Best Technology

- Selenia, ThinPrep, Adeza, Discovery

Minimally Invasive Most Specific

- Suros, MultiCare, Selenia, Discovery

OB/Gyn
Screening Test
Diagnostic Test
Treatment Specialist
Therapeutic
Improved Outcomes

Our Mission

Targeted Minimally Invasive

- NovaSure, MammoSite, Gestiva, Adiana

Channel Access to Treatment Decisionmaker

- 288 Breast surgeon, oncologist, OB/Gyn sales reps

9

HOLOGIC®

Over 425 U.S. Sales Representatives
58
Breast Surgery &
Radiation Oncology
77
Radiology & Imaging Center
110 Gynecology Surgery
143
OB/Gyn & Primary Care Physicians
45
Clinical Lab
Multiple call points to women’s healthcare
providers
Access to
– 30,000 OB/Gyn’s
– 40,000 Radiologists
– 10,000 Hospitals & Imaging centers
– 4,000 Radiation Oncologists
– 4,000 Gyn Surgeons
– 2,500 Breast Surgeons
Best-in-class brand recognition
In-Depth Channel Coverage
10

Enhanced International Presence
Commercial presence in over 125 countries around the world
UK
Spain
France
Italy
Germany
Switzerland
MA
Australia
Hong Kong
Costa Rica
China
Mexico
Brazil
South Africa
Japan
Canada
Belgium
Legend
Company presence
Key distributors
CA
IN
DE
CT
11

Drive market growth through a combination of advanced
technology and comprehensive sales channel coverage
#1 market position in major areas of women’s healthcare
Continue 20%+ revenue and earnings growth
Develop additional best-in-class products that provide
earlier and better detection, improved diagnosis and less
invasive treatment
Long-Term Strategic Goals
12

Glenn Muir Chief Financial Officer, Hologic 13

Permanent financing anticipated to be combination of pre-payable term loan and equity-linked securities
Financing:
Hologic, Inc. (NASDAQ: HOLX), continue Cytyc name Name of NewCo:
Third Quarter of CY2007 Timing to Close:
Shareholders of both companies, customary closing conditions and anti-trust clearance, including HSR and various country filings
Customary Approvals:
Chief Executive Officer: Jack Cumming Management:
Chairman of the Board: Patrick Sullivan
Hologic: 6 Directors
Cytyc:    5 Directors
Board Composition:
Hologic: 45%
Cytyc: 55%
Pro Forma Ownership:
0.520 Hologic shares and $16.50 for each Cytyc share valued at
$46.46 per share or 33% premium, for approximate total
consideration of $2.2B in cash and $4.0B in stock
Purchase Consideration:
Transaction Overview
14

Multiple platforms to enhance top and bottom line growth
Increased scale through diversification of revenue and
strong margin profile
Enhanced cash flow; LQA EBITDA of ~$436M
Revenue and cost synergy opportunities
Estimated more than $0.10 accretive to adjusted EPS
1
within
the first full year after close, significantly more accretive thereafter
Rapid debt repayment, incremental earnings growth
Financial Rationale
1
Adjusted EPS excludes the write-off and amortization of acquisition-related intangible assets, and related tax effect.
15

Other
1%
MammoSite
5%
Adeza
8%
NovaSure
30%
Pap
56%
Other
12%
Breast Biopsy
9%
Osteoporosis
11%
Digital
Mammography
68%
Diversified and Balanced Revenue Mix
Gynecology
Interventional
16%
Gynecology
Diagnostics
33%
Breast Health
40%
Osteoporosis &
Other
11%
Hologic
Combined Company
LQA Revenue = $724M
Cytyc
LQA Revenue = $720M
LQA Revenue = $1.44B
~ 40% Capital Equipment
~ 60% Consumables
16

Combined Financial Strength
46% Gross Margin
$161M EBITDA
$724M Revenue
LQA
Hologic
75% Gross Margin
$275M EBITDA
$720M Revenue
LQA
Cytyc
60% Gross Margin
$436M EBITDA
$1.44B Revenue
LQA
Combined Company
17

$25-$30M projected cost savings within two years
Align assets to maximize efficiencies
Leverage combined purchasing power
Consolidate administrative activities
Greater than $75M revenue projected opportunities within three years
Cross-selling
Enhanced geographic reach
Penetration of new and existing markets
$10M in Cost Synergies Anticipated in Year One
Significant Synergy Opportunity
18

FY2008 Guidance and Long Term Outlook
2008 Guidance
Revenue: In excess of $1.70B
Adjusted EPS
1
: $2.35-2.40 / share
Gross margin: 65%
Long-Term Outlook
Revenue Growth: 20%
Adjusted EPS
1
Growth: 20%+
19
1
Adjusted EPS excludes the write-off and amortization of acquisition-related intangible assets, and related tax effect.

Creating a  Global Leader in Women’s Healthcare
Comprehensive Women’s Healthcare Product Portfolio
– Complementary best-in-class technologies
Expanded Commercial Capabilities
– Expansive U.S. sales channel coverage
– Enhanced presence in key international markets
– Platform for entry into new markets
Opportunity to offer Integrated Solutions
– Screening
– Diagnostics
– Therapeutics
20

VISION
Defined.
Raising imaging standards for women's healthcare
SOLUTION
Defined.
Delivering a total diagnostic picture to find answers faster
CARE
Defined.
Achieving the best possible women's healthcare

HOLOGIC®

Creating a Global Leader in Women’s Healthcare 21